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[PSC LOGO]                                                          NEWS RELEASE
                                                     Contact: Michael W. Ramirez
                                                                    713-625-7047
                                                         mramirez@contactpsc.com

                        PHILIP SERVICES CORPORATION SELLS
              RMF AND DELTA UNION BUSINESSES TO NOOTER CONSTRUCTION

HOUSTON, TX, September 3, 2003 - Philip Services Corporation ("the Company") (OTC: PSCD.PK; TSE:PSC) announced today that it has sold substantially all of the operating assets of its union project services businesses, RMF Industrial Contracting, Inc. and Delta Maintenance, Inc., to subsidiaries of Nooter Construction Company, a St. Louis based company that provides engineered solutions to a wide range of industries through innovative metal work technology, fabrication, and construction. The sale of these two business groups completes the sale of the Company's Project Services Division, the bulk of which was sold to Fluor Corporation earlier this year.

About Philip Services Corporation

Headquartered in Houston, Texas, Philip Services Corporation is an industrial and metals services company with two operating groups: PSC Industrial Services provides industrial cleaning and environmental services; and PSC Metals Services delivers scrap charge optimization, inventory management, remote scrap sourcing, by-products services and industrial scrap removal to major industry sectors throughout North America. PSC and its US-based subsidiaries are currently in reorganization under chapter 11 of the Bankruptcy Code. For more information about the Company, call 713/623-8777.

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FORWARD-LOOKING STATEMENTS:

Certain information contained in this news release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include: the effect of the Company's filing under Chapter 11 of the Bankruptcy Code on its relations with customers, employees, suppliers, and lenders; the adequacy of funding for the Company's operations; actions that may be filed by third parties in the United States Bankruptcy Court for the Southern District of Texas, including actions seeking to liquidate rather than reorganize the Company; the impact of price and product competition; litigation risks; environmental and regulatory risks, reliance on key employees; commodity price and credit risks; insurance carrier risk; control by principal stockholders; the limited market for common stock; the effect of common stock available for future sale; limitations on change of control; limitations in credit facilities and the Company's Certificate of Incorporation; the dependence on outsourcing trends; and risks associated with acquisitions and divestitures. For additional information with respect to certain of these and other factors, see the reports filed by the Company with the United States Securities and Exchange Commission. Philip Services Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.